EXHIBIT 99.1

Zoom® Telephonics Reports Profit for the Third Quarter of 2014

Boston, MA, October 29, 2014 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of broadband modems and other communication products, today reported net sales of $3.4 million for the third quarter ended September 30, 2014, up 33.6% from $2.5 million for the third quarter of 2013.  Zoom reported a net profit of $22 thousand or $0.00 per share for Q3 2014, compared to a net loss of $252 thousand or $(0.03) per share for Q3 2013.

Gross profit was $924 thousand or 27.1% of net sales in Q3 2014, up from $640 thousand or 25.1% of net sales in Q3 2013.  Gross profit and gross margin improvements were due to higher sales, and were partially offset by higher freight costs in Q3 2014 as air freight shipments were required for some cable modems in order to meet demand.

Operating expenses were $876 thousand or 25.7% of net sales in Q3 2014, versus $874 thousand or 34.3% of net sales in Q3 2013.  Selling expenses increased $18 thousand to $353 thousand from Q3 2013 to Q3 2014 due primarily to increases in variable selling expenses that increased due to higher sales.  General and Administrative expenses decreased $55 thousand to $258 thousand from Q3 2013 to Q3 2014 due primarily to reduced headcount.  Research and Development expenses increased $39 thousand to $265 thousand from Q3 2013 to Q3 2014 due primarily to increased headcount to support new product development.

Zoom’s net sales of $9.2 million for the first three quarters of 2014 were up 9.9% from net sales of $8.4 million for the first three quarters of 2013. Zoom’s net loss was $121 thousand for the first three quarters of 2014, down from a net loss of $536 thousand for the first three quarters of 2013.  Zoom’s gross profit increased $279 thousand to $2.7 million for the first three quarters of 2014 due to increased sales.

Operating expenses were $2.7 million or 29.5% of net sales for the first three quarters of 2014, versus $2.9 million or 34.2% for the first three quarters of 2013.  Selling expenses decreased $96 thousand to $1.1 million due primarily to lower salaries, partially offset by increases in variable selling expenses. General and Administrative expenses decreased $220 thousand to $0.8 million due primarily to lower salaries, outside services, and legal costs. Research and Development expenses increased $166 thousand to $0.9 million due primarily to increased certification costs and salaries, partially offset by decreases in firmware consulting and outside services.

Zoom’s cash balance on September 30, 2014 was $206 thousand, up $151 thousand from December 31, 2013.  A $371 thousand increase in bank debt and $288 thousand decrease in net inventory increased cash, and a $323 thousand increase in net accounts receivable and a net loss of $121 thousand decreased cash.  On September 30, 2014 Zoom had bank debt of $689 thousand, an unused line of credit of $561 thousand, working capital of $2.2 million, and a current ratio of 2.3.

“We are encouraged by our improved operating results, which are primarily the result of higher cable modem sales and careful cost control,” said Frank Manning, Zoom’s President and CEO.  “Our growth is coming from the USA, and we continue to reduce our fixed costs outside the USA. We are continuing to develop cable modems, and we are encouraged by a trend toward higher cable service speeds.  I’m sorry to say that our ZoomGuard® product line introduction has been delayed by issues relating to our cloud service partner, and we will discuss this further in our conference call.”

Zoom has scheduled a conference call for Thursday, October 30 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if in the U.S. or if internationally you may dial (706) 643-5255.  The conference ID is 27713458.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q3, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.
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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	9/30/14	12/31/13

ASSETS

Current assets:

Cash	$206	$55
Accounts receivable, net	1,998	1,675
Inventories, net	1,426	1,714
Prepaid expenses and other	259	225

Total current assets	3,889	3,669

Property and equipment, net	49	51

Total assets	$3,938	$3,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$689	$318
Accounts payable	699	694
Accrued expenses	276	322

Total current liabilities	1,664	1,334

Total liabilities	1,664	1,334

Stockholders’ equity:

Common stock and additional paid-in capital	34,269	34,258
Accumulated other comprehensive income (loss)	362	364
Retained earnings (accumulated deficit)	(32,357)	(32,236)

Total stockholders’ equity	2,274	2,386

Total liabilities & stockholders’ equity	$3,938	$3,720

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13

Net sales	$3,404	$2,547	$9,191	$8,364
Cost of goods sold	2,480	1,907	6,534	5,986

Gross profit	924	640	2,657	2,378

Operating expenses:
Selling	353	335	1,061	1,157
General and administrative	258	313	788	1,008
Research and development	265	226	864	698
Total operating expenses	876	874	2,713	2,863

Operating profit (loss)	48	(234)	(56)	(485)

Other income (expense), net	(24)	(17)	(59)	(48)

Income (loss) before income taxes	24	(251)	(115)	(533)

Income tax expense (benefit)	2	1	6	3

Net income (loss)	$22	$(252)	$(121)	$(536)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.00)	$(0.03)	$(0.02)	$(0.07)
Diluted Earnings (loss) per share	$(0.00)	$(0.03)	$(0.02)	$(0.07)

Weighted average number of shares outstanding:

Basic	7,983	7,517	7,983	7,155
Diluted	7,983	7,517	7,983	7,155